UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 3, 2011

INTERNATIONAL LEASE FINANCE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

CALIFORNIA	1-31616	22-3059110
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10250 Constellation Boulevard, Suite 3400
Los Angeles, California	90067
(Address of Principal Executive Offices)	(Zip Code)

(310) 788-1999

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events

On June 3, 2011, International Lease Finance Corporation (the “Company”) issued a press release announcing that as of 5:00 p.m., New York City time on June 2, 2011 (the “Early Tender Date”), pursuant to its previously announced tender offers to purchase certain of its existing outstanding notes (the “Notes”), the Company received valid tenders that were not withdrawn from the holders of the following Notes:

Title of Security	CUSIP and ISIN Numbers	Aggregate Principal Amount Outstanding(1)	Acceptance Priority Level	Tender Offer Consideration(2)	Early Tender Payment(3)	Total Consideration(2)(4)	Total Principal Amount Tendered	% of Total Principal Amount Outstanding

Any and All Tender Offers

4.750% Medium-Term Notes, Series Q, due January 13, 2012	459745FN0 and US459745FN06	$500,000,000	N/A	$995.00	$30.00	$1,025.00	$293,017,000	58.60%

5.400% Medium-Term Notes, Series R, due February 15, 2012	45974VA99 and US45974VA991	$750,000,000	N/A	$1,000.00	$30.00	$1,030.00	$386,510,000	51.53%

Maximum Tender Offers

5.350% Medium-Term Notes, Series R, due March 1, 2012	45974VB23 and US45974VB239	$600,000,000	1	$1,000.00	$30.00	$1,030.00	$265,020,000	44.17%

5.300% Medium-Term Notes, Series R, due May 1, 2012	45974VB31 and US45974VB312	$850,000,000	2	$1,006.25	$30.00	$1,036.25	$402,560,000	47.36%

5.550% Medium-Term Notes, Series R, due September 5, 2012	45974VA73 and US45974VA736	$300,000,000	3	$1,012.50	$30.00	$1,042.50	$100,658,000	33.55%

5.000% Medium-Term Notes, Series Q, due September 15, 2012	459745FR1 and US459745FR10	$300,000,000	4	$1,005.00	$30.00	$1,035.00	$102,093,000	34.03%

5.250% Medium-Term Notes, Series Q, due January 10, 2013	45974VZX9 and US45974VZX99	$300,000,000	5	$1,007.50	$30.00	$1,037.50	$72,070,000	24.02%

6.375% Medium-Term Notes, Series R, due March 25, 2013	45974VB72 and US45974VB726	$1,000,000,000	6	$1,030.00	$30.00	$1,060.00	$305,100,000	30.51%

5.875% Medium-Term Notes, Series O, due May 1, 2013	459745FG5 and US459745FG54	$600,000,000	7	$1,018.75	$30.00	$1,048.75	$152,360,000	25.39%

5.625% Medium-Term Notes, Series R, due September 20, 2013	45974VA81 and US45974VA819	$850,000,000	8	$1,011.25	$30.00	$1,041.25	$414,958,000	48.82%

6.625% Medium-Term Notes, Series R, due November 15, 2013	45974VB80 and US45974VB809	$750,000,000	9	$1,032.50	$30.00	$1,062.50	$194,420,000	25.92%

(1)          As of June 2, 2011.

(2)          For each $1,000 principal amount of Notes (excludes accrued but unpaid interest thereon paid in addition to the Tender Offer Consideration or the Total Consideration, as applicable).

(3)          For each $1,000 principal amount of Notes tendered prior to the Early Tender Date.

(4)          Includes the Tender Offer Consideration and the Early Tender Payment.

The tender offers will expire at 11:59 p.m., New York City Time, on June 16, 2011, unless extended by the Company (such time and date, as the same may be extended, the “Expiration Date”).

The Company also announced that, pursuant to the tender offers for the 4.750% Medium-Term Notes, Series Q, due January 13, 2012 (the “4.750% Notes”) and the 5.400% Medium-Term Notes, Series R, due February 15, 2012 (the “5.400% Notes,” and together with the 4.750% Notes, the “Any and All Notes”), it exercised its right to accept for early payment all of the Any and All Notes validly tendered and not withdrawn prior to the Early Tender Date.  Pursuant to the terms of the Offer to Purchase dated May 19, 2011 (the “Offer to Purchase”) and the related Letter of Transmittal (together, with the Offer to Purchase, the “Tender Offer Documents”), the Company has accepted for purchase $293,017,000 aggregate principal amount of the 4.750% Notes and $386,510,000 aggregate principal amount of the 5.400% Notes (all such accepted notes, the “Early Tender Notes”).  Each holder who validly tendered its 4.750% Notes prior to the Early Tender Date received the total consideration of $1,025.00 per $1,000.00 principal amount of its 4.750% Notes tendered and accepted, which consists of $995.00 as the tender offer consideration and $30.00 as an early tender payment and each holder who validly tendered its 5.400% Notes prior to the Early Tender Date received the total consideration of $1,030.00 per $1,000.00 principal amount of its 5.400% Notes tendered and accepted, which consists of $1,000.00 in tender offer consideration and $30.00 as an early tender payment.  In addition, accrued and unpaid interest up to, but not including, the payment date for the Early Tender Notes, was paid in cash on all Early Tender Notes.  The total cash consideration, including accrued and unpaid interest, paid for the Early Tender Notes was approximately $710.1 million.

Notwithstanding the Company’s exercise of its early acceptance rights for the Early Tender Notes, the tender offers for the Notes will remain open until the Expiration Date, unless extended.

The complete terms and conditions to the tender offers are detailed in the Tender Offer Documents.  The tender offers are being made only through, and subject to the terms and conditions set forth in, the Tender Offer Documents and related materials.

For additional information concerning the foregoing, a copy of the press release dated June 3, 2011, is attached hereto as Exhibit 99.1 and is incorporated herein by reference.  The information in this Item 8.01, including Exhibit 99.1, shall be deemed to be incorporated by reference into the Offer to Purchase.

Item 9.01   Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated June 3, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERNATIONAL LEASE FINANCE CORPORATION

/s/ Elias Habayeb
By:	Elias Habayeb
Chief Financial Officer

DATED:  June 3, 2011

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated June 3, 2011